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                                  AMENDMENT TO
                 1993 AMENDED AND RESTATED STOCK INCENTIVE PLAN

         Effective as of September 24, 1998, the 1993 Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan") is amended as follows in accordance with Section 12 of the Stock Incentive Plan:

         1. The first clause of the second paragraph of Section 5(c) is replaced by the following text: "Alternatively, payment of the exercise price may be made, in whole or in part, by the delivery (or attestation to the ownership) of shares of Common Stock owned by the Optionee;"

         2. All remaining provisions of the Stock Incentive Plan shall remain in full force and effect.




Approved by the Board of Directors on September 24, 1998.